Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FIRST QUARTER FISCAL 2021 RESULTS
Revenue increased 88% to $1.2 billion
Diluted EPS of $1.11, Adjusted EPS of $1.16
Vancouver, British Columbia – June 3, 2021 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the first quarter of fiscal 2021.
Calvin McDonald, Chief Executive Officer, stated: "Our first quarter results reflected strength across all drivers of growth, fueled by the continued expansion in our e-commerce business and a rebound in brick and mortar stores. Our strong performance across categories, channels and geographies demonstrates the momentum and strength of lululemon as we shift into the new normal. All of us on the leadership team are grateful to our teams around the world who enabled these results, and who continue to focus on realizing growth."
The fiscal year ending January 30, 2022 is referred to as "2021" and the fiscal year ended January 31, 2021 is referred to as "2020". The adjusted non-GAAP financial measures below exclude certain costs incurred in connection with the acquisition of MIRROR, and the related tax effects.
For the first quarter of 2021, compared to the first quarter of 2020:
•Net revenue increased 88% to $1.2 billion. On a constant dollar basis, net revenue increased 83%.
–Company-operated stores net revenue increased 106% to $536.6 million.
–Direct to consumer net revenue increased 55% to $545.1 million. On a constant dollar basis, direct to consumer net revenue increased 50%.
–Net revenue increased 82% in North America, and increased 125% internationally.
•Direct to consumer net revenue represented 44.4% of total net revenue compared to 54.0% for the first quarter of 2020.
•Gross profit increased 109% to $700.3 million and gross margin increased 580 basis points to 57.1%.
•Income from operations increased 492% to $193.8 million. Adjusted income from operations increased 479% to $201.5 million.
•Operating margin increased 1,080 basis points to 15.8%. Adjusted operating margin increased 1,110 basis points to 16.4%.
•Income tax expense increased 827% to $49.1 million. The effective tax rate for the first quarter of 2021 was 25.3% compared to 15.6% for the first quarter of 2020. The adjusted effective tax rate was 24.5% for the first quarter of 2021 compared to 14.7% for the first quarter of 2020.
•Diluted earnings per share were $1.11 compared to $0.22 in the first quarter of 2020. Adjusted diluted earnings per share were $1.16 compared to $0.23 in the first quarter of 2020.
•The Company repurchased 0.3 million shares of its own common stock at an average cost of $311.02 per share.
•The Company opened two net new company-operated stores during the quarter, ending with 523 stores.

The consolidated statement of operations for the first quarter of 2019 is included in the tables at the end of this release for reference. For the first quarter of 2021, compared to the first quarter of 2019:
•Net revenue increased by $444.2 million, or 57%, representing a two-year compound annual growth rate of 25%.
•Gross margin increased 320 basis points.
•Operating margin decreased 70 basis points. Adjusted operating margin decreased 10 basis points.
•Diluted earnings per share were $1.11 compared to $0.74 in the first quarter of 2019. Adjusted diluted earnings per share were $1.16 in the first quarter of 2021.
Meghan Frank, Chief Financial Officer, stated: "We are very pleased with our Q1 results, which reflect significant growth in the business compared to both 2020 and 2019. Our momentum remains strong as we enter the second quarter, and we are raising our estimates for the year accordingly. The strength of our financial position allows us to continue to deliver against the Power of Three growth strategies, while we leverage both near- and long-term opportunities."
Balance sheet highlights
The Company ended the first quarter of 2021 with $1.2 billion in cash and cash equivalents and the capacity under its committed revolving credit facilities was $397.3 million. Inventories at the end of the first quarter of 2021 increased 17% to $732.9 million compared to $625.8 million at the end of the first quarter of 2020.
2021 Outlook
For the second quarter of 2021, we expect net revenue to be in the range of $1.300 billion to $1.330 billion. Diluted earnings per share are expected to be in the range of $1.05 to $1.10 for the quarter and adjusted diluted earnings per share are expected to be in the range of $1.10 to $1.15.
For 2021, we expect net revenue to be in the range of $5.825 billion to $5.905 billion. Diluted earnings per share are expected to be in the range of $6.52 to $6.65 for the year and adjusted diluted earnings per share are expected to be in the range of $6.73 to $6.86.
The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and does not incorporate future unknown impacts from the spread of COVID-19. While most of the Company's retail locations are currently open, the Company continues to operate its distribution centers and retail locations with restrictive and precautionary measures in place. These measures are market dependent and can include restricted occupancy levels, physical distancing, enhanced cleaning and sanitation, and reduced operating hours. Further resurgences in COVID-19, including from variants could cause additional restrictions, including temporarily closing all or some of our retail locations again, result in lower consumer demand, and cause disruption in our supply chain. The Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Conference Call Information
A conference call to discuss first quarter results is scheduled for today, June 3, 2021, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.

About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes and adjusted financial results are non-GAAP financial measures. A constant dollar basis assumes the average foreign exchange rates for the period remained constant with the average foreign exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates.
Adjusted income from operations, operating margin, income tax expense, effective tax rates, net income, and diluted earnings per share exclude items related to the MIRROR acquisition. We exclude transaction, integration costs, the gain on lululemon's previous investment in MIRROR, certain acquisition-related compensation costs, and the related income tax effects of these items. We believe these adjusted financial measures are useful to investors as they provide supplemental information that enable evaluation of the underlying trend in our operating performance, and enable a more consistent comparison to our historical financial information. Further, due to the finite and discrete nature of these costs, we do not consider them to be normal operating expenses that are necessary to operate the MIRROR business and we do not expect them to recur beyond the expiry of the related vesting periods. Management uses these adjusted financial measures and constant currency metrics internally when reviewing and assessing financial performance.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; the current COVID-19 coronavirus pandemic and related government, private sector, and individual consumer responsive actions; its highly competitive market and increasing competition; increasing product costs and decreasing selling prices; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; the acceptability of its products to guests; its ability to accurately forecast guest demand for its products; changes in consumer shopping preferences and shifts in distribution channels; its ability to expand internationally in light of its limited operating experience and limited brand recognition in new international markets; its ability to realize the potential benefits and synergies sought with the acquisition of MIRROR; its ability to manage its growth and the increased complexity of its business effectively; its ability to successfully open new store locations in a timely manner; seasonality; its reliance on and limited control over third-party suppliers to provide fabrics for and to produce its products; the operations of many of its suppliers are subject to international and other risks; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South Asia and South East Asia; its ability to safeguard against security breaches with respect to its information technology systems; its compliance with privacy and data protection laws; any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; climate change, and related legislative and regulatory responses; increased scrutiny regarding its environmental, social, and governance, or sustainability responsibilities; an economic recession, depression, or downturn or economic uncertainty in its key markets; global economic and political conditions and global events such as health pandemics; its ability to source and sell its merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and the prevention of sale of certain products; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
or
Brunswick Group
Eleanor French
1-415-671-7676

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	First Quarter
	2021	2020	2019
Net revenue	$1,226,465	$651,962	$782,315
Costs of goods sold	526,151	317,560	360,595
Gross profit	700,314	334,402	421,720
As a percent of net revenue	57.1%	51.3%	53.9%
Selling, general and administrative expenses	496,634	299,583	292,908
As a percent of net revenue	40.5%	46.0%	37.4%
Amortization of intangible assets	2,195	23	—
Acquisition-related expenses	7,664	2,045	—
Income from operations	193,821	32,751	128,812
As a percent of net revenue	15.8%	5.0%	16.5%
Other income (expense), net	227	1,174	2,379
Income before income tax expense	194,048	33,925	131,191
Income tax expense	49,092	5,293	34,588
Net income	$144,956	$28,632	$96,603

Basic earnings per share	$1.11	$0.22	$0.74
Diluted earnings per share	$1.11	$0.22	$0.74
Basic weighted-average shares outstanding	130,358	130,251	130,694
Diluted weighted-average shares outstanding	130,984	130,803	131,337

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	May 2, 2021	January 31, 2021	May 3, 2020
ASSETS
Current assets
Cash and cash equivalents	$1,179,739	$1,150,517	$823,006
Inventories	732,890	647,230	625,849
Prepaid and receivable income taxes	139,123	139,126	89,316
Other current assets	201,700	187,506	156,374
Total current assets	2,253,452	2,124,379	1,694,545
Property and equipment, net	774,685	745,687	659,265
Right-of-use lease assets	719,139	734,835	731,883
Goodwill and intangible assets, net	465,000	466,957	24,044
Deferred income taxes and other non-current assets	117,555	113,357	92,049
Total assets	$4,329,831	$4,185,215	$3,201,786
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$196,934	$172,246	$78,940
Accrued inventory liabilities	9,356	14,956	9,860
Other accrued liabilities	258,642	211,911	166,994
Accrued compensation and related expenses	154,729	130,171	69,455
Current lease liabilities	168,145	166,091	144,646
Current income taxes payable	7,997	8,357	28,729
Unredeemed gift card liability	141,149	155,848	105,286
Other current liabilities	27,862	23,598	27,586
Total current liabilities	964,814	883,178	631,496
Non-current lease liabilities	616,917	632,590	639,242
Non-current income taxes payable	38,073	43,150	48,226
Deferred income tax liability	60,807	58,755	40,764
Other non-current liabilities	9,365	8,976	6,271
Stockholders' equity	2,639,855	2,558,566	1,835,787
Total liabilities and stockholders' equity	$4,329,831	$4,185,215	$3,201,786

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	First Quarter
	2021	2020
Cash flows from operating activities
Net income	$144,956	$28,632
Adjustments to reconcile net income to net cash provided by operating activities	69,153	(149,875)
Net cash provided by (used in) operating activities	214,109	(121,243)
Net cash used in investing activities	(85,464)	(45,626)
Net cash used in financing activities	(122,235)	(90,587)
Effect of exchange rate changes on cash	22,812	(13,043)
Increase (decrease) in cash and cash equivalents	29,222	(270,499)
Cash and cash equivalents, beginning of period	1,150,517	1,093,505
Cash and cash equivalents, end of period	$1,179,739	$823,006

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes in net revenue, and direct to consumer net revenue
The below changes show the change for the first quarter of 2021 compared to the first quarter of 2020.

	Net Revenue	Direct to Consumer Net Revenue
Change	88%	55%
Adjustments due to foreign exchange rate changes	(5)	(5)
Change in constant dollars	83%	50%

Adjusted financial measures
The following tables reconcile adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP. The adjustments relate to the acquisition of MIRROR and its related tax effects. Please refer to Note 3. Acquisition included in Item 1 of Part I of our Report on Form 10-Q to be filed with the SEC on or about June 3, 2021 for further information on these adjustments.

	First Quarter 2021
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$193,821	15.8%	$49,092	25.3%	$144,956	$1.11
Transaction and integration costs	496	—			496	—
Acquisition-related compensation	7,168	0.6			7,168	0.05
Tax effect of the above			372	(0.8)	(372)	—
Adjusted results (non-GAAP)	$201,485	16.4%	$49,464	24.5%	$152,248	$1.16

	First Quarter 2020
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$32,751	5.0%	$5,293	15.6%	$28,632	$0.22
Transaction and integration costs	2,045	0.3			2,045	0.01
Tax effect of the above			—	(0.9)	—	—
Adjusted results (non-GAAP)	$34,796	5.3%	$5,293	14.7%	$30,677	$0.23

Expected adjusted earnings per share

	Second Quarter Fiscal 2021	Fiscal 2021
Expected diluted earnings per share range	$1.05 to $1.10	$6.52 to $6.65
MIRROR integration and acquisition-related costs, net of tax	$0.05	$0.21
Expected adjusted earnings per share range (non-GAAP)	$1.10 to $1.15	$6.73 to $6.86

lululemon athletica inc.
Company-operated Store Count and Square Footage1
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
2nd Quarter 2020	489	17	—	506
3rd Quarter 2020	506	11	2	515
4th Quarter 2020	515	8	2	521
1st Quarter 2021	521	3	1	523

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2]	Total Gross Square Feet at the End of the Quarter
2nd Quarter 2020	1,692	65	—	1,757
3rd Quarter 2020	1,757	54	3	1,808
4th Quarter 2020	1,808	55	5	1,858
1st Quarter 2021	1,858	12	8	1,862
 __________
1Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.